Exhibit 99.1

For further information contact
Bob Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Provides Deepwater Operations Update

Natchez, MS (December 14, 2007) -- Callon Petroleum Company (NYSE: CPE) today issued an update on its recent deepwater operations in the Gulf of Mexico.

Mississippi Canyon Block 860 -- An exploratory well testing the Bob North Prospect on Mississippi Canyon Block 860 encountered non-commercial hydrocarbon shows and is being plugged and abandoned.   The company had a 3.3% working interest in the well.  Drilling costs net to Callon are estimated to be $4.5 million.

Mississippi Canyon Blocks 538 / 582 (Medusa Field) -- Workovers on four of the field wells have been completed, resulting in an increase in field production of 2,400 barrels of oil (Bbls) per day. Medusa is now producing 14,300 Bbls and 13.7 million cubic feet of natural gas (MMcf) per day. A development well is scheduled to spud in early 2008 which will target an undrained fault block.  Anticipated production from this development well is estimated to be approximately 8,000 Bbls per day.  Callon owns a 15% working interest in the Medusa Field.

Garden Banks Block 341 (Habanero Field)– As a result of the recent sidetrack of the #1 well, production from that well is now 4,100 Bbls and 5.6 MMcf per day. Total field production is 7,500 Bbls and 10.6 MMcf per day. The company owns an 11.25% working interest in the #2 well and a 25% working interest in the #1 well.

Callon Petroleum Company is engaged in the acquisition, exploration, development and operation of oil and gas properties primarily offshore in the Gulf of Mexico. Over 80% of Callon’s oil and gas reserves are located in the deepwater Gulf of Mexico with approximately 55% consisting of crude oil.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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